CNL Healthcare Properties

Built on **EXPERIENCE**℠

Net Asset Value Presentation
December 2013
Filed Pursuant to Rule 433
Registration No. 333-168129
December 16, 2013
CNL Healthcare Properties has filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission
("SEC") on July 15, 2010, and the registration statement became effective on June 27, 2011 for the offering to which this communication relates.
Before you invest, you should read the prospectus in the registration statement, as supplemented, and other documents the REIT has filed with the
SEC for more complete information about the REIT and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or at www.CNLHealthcareProperties.com.

General Notices
CNL Healthcare Properties has filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission (“SEC”) on July 15, 2010, and the registration statement became effective on June 27, 2011 for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, as supplemented, and other documents the REIT has filed with the SEC for more complete information about the REIT and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or at www.CNLHealthcareProperties.com.
No offering is made to New York or Maryland residents except by a prospectus filed with the Department of Law of the State of New York or the Maryland Division of Securities, respectively.  Neither the
U.S. Securities and Exchange Commission, the Attorney General of the State of New York, the Maryland
Division of Securities, nor any other state securities division has passed on or endorsed the merits of the
REIT’s offering or the adequacy or accuracy of this piece or the REIT’s prospectus. Any representation to the contrary is unlawful.
This is not an offer to sell nor a solicitation of an offer to buy shares of the REIT.  Only the REIT’s prospectus makes such an offer. This piece must be read in conjunction with the prospectus in order to understand fully all of the investment objectives, risks, charges and expenses associated with an investment in the REIT and must not be relied upon to make an investment decision. The information herein does not supplement or revise any information in the REIT's public filings. To the extent information herein conflicts with the prospectus, as supplemented, the information in the prospectus shall govern.
This piece is for general information purposes only and does not constitute legal, tax, investment or other professional advice on any subject matter. Information provided is not all-inclusive and should not be relied upon as being all-inclusive.

General Notices
This presentation may include forward-looking statements.  Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially from those expressed or implied in the REIT’s forward-looking statements. Important factors, among others, that could cause the REIT's actual results to differ materially from those in its forward-looking statements include those identified in the Risk Factors described below. Investors should not place undue reliance on forward-looking statements. The REIT is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.
Shares are offered to the public through CNL Securities, Member FINRA/SIPC, the REIT’s managing dealer, and through other Broker/Dealers or with the assistance of registered investment advisors.
Broker/dealers are reminded that communications delivered to any person must be accompanied or preceded by a prospectus in accordance with the Securities Act of 1933, as amended.
An investment in the REIT is subject to significant risks, some of which are summarized below in the “Risk
Factors” section of this piece. See also, “Risk Factors” in the REIT’s prospectus for a more detailed description. Investors should read and understand all of the risks and the entire prospectus, as supplemented, before making a decision to invest.

Risk Factors
Investing in a non-traded REIT is a higher-risk, mid- to long-term investment and is not suitable for all investors. Due to the risks involved in the ownership of real estate, there is no guarantee of any return on investment. The shares may lose value or investors could lose their entire investment. The shares are not
FDIC-insured, nor bank guaranteed.
The REIT and its advisor were recently organized and have limited operating histories on which investors may evaluate the REIT’s operations and prospects for the future.
Non-traded REITs are illiquid. There is no public trading market for the shares. The REIT has no obligation to list on any public securities market and does not expect to list the shares in the near future. If investors are able to sell their shares, it would likely be at a substantial discount.
There are significant limitations on the redemption of investors’ shares under the REIT’s Amended and
Restated Redemption Plan. Funds available for redemption, if any, are within the REIT’s sole discretion and are not expected to exceed the proceeds of the REIT’s Distribution Reinvestment Plan, unless the
Board of Directors chooses to use other sources to redeem shares. The REIT can determine not to redeem any shares, or only a portion of the shares for which redemption is requested. In no event will more than 5% of the outstanding shares be redeemed in any 12-month period.
This is a blind pool offering. The REIT has not identified all of the investments that it will make in the future, and investors will not have the opportunity to evaluate future investments before they are made.
Investors must rely on the REIT’s advisor and Board of Directors to evaluate, structure and implement future investments.
If the REIT fails to maintain its qualification as a REIT for any taxable year, it will be subject to federal income tax on taxable income at regular corporate rates. In such event, net earnings available for investment or distributions would be reduced.

Risk Factors
Since April 1, 2013, the advisor has provided expense support to use by forgoing the payment of fees in cash in exchange for shares of restricted stock for services as defined in the Expense Support
Agreement.  The expense support amount will be determined for each calendar quarter on a non-
cumulative basis, and may be terminated at any time by the advisor.  Decreases in the support amount from the advisor will reduce our cash flow available for distributions.
The use of leverage to acquire assets may hinder the REIT’s ability to pay distributions and/or decrease the value of stockholders’ investment in the event income from or the value of the property securing the debt declines.
The REIT’s public offering is a “best efforts” offering. The managing dealer and participating brokers are only required to use their best efforts to sell shares, and are not required to sell any specific number of shares. If the REIT raises substantially less than the maximum offering amount, the REIT’s portfolio of properties may be less diversified and your investment will be subject to greater risk.
There are significant risks associated with the senior housing and healthcare sectors including market risk impacting demand, litigation risk and the cost of being responsive to changing government regulations.
The REIT’s success in these sectors is dependent, in part, upon the ability to evaluate local conditions, identify appropriate opportunities, and find qualified tenants or, where properties are acquired through a taxable REIT subsidiary, to engage and retain qualified independent managers.
The REIT is obligated to pay substantial fees to its advisor, managing dealer, property manager and their respective affiliates based upon agreements which have not been negotiated at arm’s length, and some of which are payable based upon factors other than the quality of services. These fees could influence their advice and judgment in performing services. In addition, certain officers and directors of the advisor also serve as the REIT’s officers and directors, as well as officers and directors of competing programs, resulting in conflicts of interest. Those persons could take actions more favorable to other entities.

Risk Factors
The REIT has paid and intends to continue to pay distributions on a quarterly basis; however, there is no guarantee of the amount of future distributions, or if distributions can be sustained at all. The amount and basis of distributions are determined by and at the discretion of the Board of Directors and are dependent upon a number of factors, including but not limited to, expected and actual net operating cash flow, funds from operations, financial condition, capital requirements, avoidance of volatility of distributions, and retaining qualification as a REIT for federal income tax purposes. To date, the REIT has experienced cumulative net losses, and accordingly, no distributions have been funded from earnings. Until the REIT generates sufficient operating cash flow or funds from operations, the REIT may continue to pay distributions from other sources and/or in stock.  Funding distributions from offering proceeds or borrowings will reduce cash available for investment, may lower investors’ overall return, and is not sustainable. Stock distributions paid to earlier investors will be dilutive to later investors.  The REIT has not established a limit on the extent to which it may use borrowings, offering proceeds or stock to pay distributions.
For the year ended December 31, 2012, distributions were not covered by either operating cash flow or funds from operations and were 100% funded by offering proceeds. As of the nine months ended
September 30, 2013, approximately 65% of distributions were funded by offering proceeds, and 35% was covered by operating cash flow.

The offering price of our shares is based on our estimated net asset value per share, plus selling commissions and marketing support fees, and may not be indicative of the price at which our shares would trade if they were actively traded.
Our share price is primarily based on the estimated per share value of our shares, but also based upon subjective judgments, assumptions and opinions by management, which may or may not turn out to be correct. Therefore, our share price may not reflect the amount that might be paid to you for your shares in a market transaction.
In determining our estimated net asset value per share, we primarily relied upon a valuation of our portfolio of properties as of September 30, 2013.  Valuations and appraisals of our properties are estimates of fair value and may not necessarily correspond to realizable value upon the sale of such properties, therefore our estimated net asset value per share may not reflect the amount that would be realized upon a sale of each of our properties.
We may not perform a subsequent calculation of our net asset value per share for our shares prior to the end of this offering, therefore, you may not be able to determine the net asset value of your shares on an ongoing basis during this offering.
Valuation Disclosures

Senior Housing & Healthcare Focus
CNL Healthcare Properties may also invest in other income-producing assets.
Senior Housing Medical Office
• Active Adult Communities • Medical Office Buildings
• Independent Living • Diagnostic Service Providers
• Assisted Living
• Memory Care
• Continuing Care Retirement Communities
Post-Acute Care Acute Care
• Skilled Nursing Facilities • Specialty Hospitals
• Long-Term Acute Care Hospitals • Specialty Medical Facilities
• Inpatient Rehabilitative Facilities

6%
1%
19%
74%
Senior Housing
Medical Office**
Post-Acute Care
Acute Care

Senior Housing
Medical Office**
Post-Acute Care
Acute Care

CNL Healthcare Properties

Asset Class Diversification
(by purchase price)
Portfolio Snapshot*
Geographic Diversification
(60 assets** across 24 states)
*As of Dec. 2, 2013.
**Includes loan to a third-party for the development of a medical office building

Total Assets • Total investments in real estate valued at approximately $622 million**
Portfolio • 48 assets (6 owned through unconsolidated joint ventures and one loan for the development of a medical office building)***
- 26 senior housing communities (3 under development)
- 14 medical office buildings
- 6 post-acute care facilities
- 1 acute care facility
Leverage Approximately 41% aggregate debt leverage ratio, as of Sept. 30, 2013
Equity Raised Approximately $469.7 million inception to Sept. 30, 2013 ($535 million as of
Dec.2, 2013)
Revolving Line of Credit • $120 million with expandability to increase to $325 million
Highlights*
*As of Sept. 30, 2013.
**As of Dec. 2, 2013, CNL Healthcare Properties’ investment based on purchase price, is approximately $927 million of the more than $937 million collective investment of the REIT and its joint venture partners.  See the prospectus for details.
***As of Dec. 2, 2013, there are 60 assets (6 owned through unconsolidated joint ventures and one loan for the development of a medical office building), comprising 38 senior housing communities (3 under development), 15 medical office buildings, 5 post-acute care facilities and 1 acute care facility.
Commenced initial public offering in
June 2011
In December 2013, completed independent
valuation of portfolio as of Sept. 30, 2013

Consistent with IPA Valuation Guidelines*
Use of independent investment banking firm
Engaged CBRE Capital Advisors, Inc. (“CBRE Cap”) an
independent investment banking firm, as valuation expert
Utilized discounted cash flow method
Tested for reasonableness using direct capitalization and
sales comparison approaches
Range provided by stressing key assumptions
Discount rates, terminal capitalization (“terminal cap.”) rates
Disclosure of key assumptions & methodology
Individual MAI property appraisals (no enterprise/portfolio premiums)
Provided estimate of value as of Sept. 30, 2013
Reconciled to third quarter 10-Q filing
Two years from break escrow date
Estimated Net Asset Value (“NAV”)
*There is no assurance that IPA Guidelines are acceptable to FINRA or under ERISA for compliance with reporting requirements.

Valuation based on cash flow projections and an unlevered
10-year discounted cash flow analysis from MAI appraisals for each of the Company’s wholly-owned operating assets
For properties with third-party leases, valuation represents leased fee value
A valuation range was calculated by varying the discount rate and terminal cap. rate by 2.5% in either direction (represents a 5% range)
Adjustments for lease-up discount and costs-to-complete, where applicable, were made for non-stabilized properties
Terminal cap. rate method was used to calculate terminal
value (forward year’s NOI / terminal cap. rate) of the assets
Terminal cap. rates sourced from MAI appraisals and vary by location, asset quality and supply/demand dynamics
Methodology – Wholly Owned Properties

Discounted levered free cash flows to capture the specific JV promote structures (after debt service and the repayment of
debt) of each asset to properly reflect the Company’s economic interest in each asset
Relied on cash flow projections from MAI appraisals
A valuation range was calculated by varying the discount rate and terminal cap. rate by 2.5% in either direction (represents a 5% range)
Terminal cap. rate method was used to calculate terminal value
(forward year’s NOI / terminal cap. rate) of the assets
Terminal cap. rates sourced from MAI appraisals and vary by location, asset quality and supply/demand dynamics
Vacant land was valued based on market comparables
Methodology – JV Assets & Vacant Land

$8.87
$9.66
$7.00
$8.00
$9.00
$10.00
$11.00

CNL Healthcare Properties

Valuation Summary
CBRE Cap. created a valuation range by varying the discount rate utilized and the terminal cap. rate of each real estate asset
The range was set at 40-50bps on the discount rate and 40-50bps on the terminal cap. rate of each asset
Represents an approximate 5% sensitivity on the discount rate and terminal cap. rate ranges as directed by the IPA guidelines
CBRE Cap. utilized a Sept. 30, 2013 share count of 47,970,049
CBRE Valuation (Discount and Terminal Cap. Rates Based on CBRE Appraisals)
Senior Housing Properties:
Discount rate range: 8.8% - 9.2%
Terminal cap. rate range: 7.8% - 8.2%
Medical Office Properties:
Discount rate range: 7.9% - 8.3%
Terminal cap. rate range: 7.1% - 7.5%
Post-acute and Acute Care Properties:
Discount rate range: 9.2% - 9.7%
Terminal cap. rate range: 8.2% - 8.7%
Joint Venture Properties:
Discount rate range: 10.6% - 11.1%
Vacant Land asset valued at $111.5K per acre

Table of Value Estimates for Components of Net Asset Value (as of Sept. 30, 2013)

	Value ($ in 000's)	Per Share
Present value of equity in wholly owned and partially owned operating assets and vacant land	$646,517	$13.48
Cash and cash equivalents	45,482	0.95
Other assets	30,781	0.64
Fair market value of debt	(269,943)	(5.63)
Accounts payable and other accrued expenses	(8,989)	(0.19)
Other liabilities	(5,881)	(0.12)
Estimated net asset value*	$437,967	$ 9.13

CNL Healthcare Properties

Estimated NAV Per Share Build-Up
*The estimated NAV per share is a snapshot in time and is not necessarily indicative of the value the Company or stockholders may receive if the Company were to list its shares or liquidate its assets, now or in the future.

Estimated NAV per share of $9.13*
No enterprise or portfolio premium
Offering price per share of $10.14
Estimated NAV grossed up for sales
commissions and marketing support fees
Distribution Reinvestment Plan (“DRP”)
Purchase price is 95% of the new offering price or $9.64
Redemption Plan
Redemption price at estimated NAV not to exceed original share purchase price
Repricing of Shares
*As of Sept. 30, 2013

Increased the amount of distributions to
maintain the historical distribution rate of
4% cash, 3% stock for a total of 7% on
each outstanding share of common
stock, based on the new offering price.
This includes:
An increase in the monthly cash distributions to
$0.0338 per share
Stock distributions increased to 0.03000 shares of
common stock
Increase in Distributions*
*For the year ended December 31, 2012, distributions were not covered by either operating cash flow or funds from operations and were 100%
funded by offering proceeds.  As of the nine months ended September 30, 2013, approximately 65% of distributions were funded by offering proceeds, and 35% was covered by operating cash flow. Distributions are not guaranteed and may be suspended, modified or terminated at the discretion of the Board of Directors. Distributions may include return or principal or borrowed funds which may lower overall returns to the investor and may not be sustainable. Stock distributions paid to earlier investors will be dilutive to later investors.

New subscriptions received after 3:00 p.m.
CST, Dec. 11, 2013
Processed at the new offering price of $10.14
Received and date stamped prior to Dec. 11, 2013
but not in good order
Processed at the new offering price of $10.14, once all
requirements have been met
Rescissions
Accepted up until Dec. 26, 2013, 3:00 p.m. (CST)
so long as subscription agreements are received
between Dec. 2, 2013, and Dec. 26, 2013, 3:00 p.m.
(CST) by DST Systems, Inc. our transfer agent
New distribution rates will be effective as of
Jan. 1, 2014,  record date
Operational Summary & Timing

Close existing pipeline of senior housing
and medical office transactions
Pursuing new opportunities with a focus
on medical office and post-acute care
facilities based on our target
diversification goals
Exploring additional senior housing and
other development opportunities
Looking Ahead*
*There is no assurance these objectives will be met. Forward-looking statements are based on current expectations and may be identified by words such as
“believes,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. Investors should not place undue reliance on forward-looking statements.

Offering Summary
Maximum Offering Size $3 billion in common stock
Offering Price Per Share $10.14
Minimum Investment $5,000 for individuals, $4,000 for qualified plans
Asset Focus Senior housing, medical office, post-acute care, acute care and other income-producing assets
Geographic Diversification United States, with the opportunity for limited international acquisitions
Return Objective Income & Growth 1
Distributions Cash, stock or combination of the two 2
Distribution Payment Schedule Declared monthly and paid quarterly 2
Distribution Reinvestment Plan $9.64 (Approximately 95% of the current offering price per share)
Redemption Price Per Share
Limited redemptions available 3
Redemptions are at NAV and will not exceed the lesser of (i) the then current public offering price or (ii)
the purchase price paid by the stockholder
Exit Strategy On or before June 27, 2018, the Board of Directors will consider liquidity event options 1
Suitability Standards
$250,000 net worth (excluding home, furnishings and personal automobiles) or $70,000 net worth and
$70,000 annual gross income. (AL, CA, IA, KS, KY, MA, ME, MI, MO, ND, NE, OH, OR, PA and TN
have additional standards. See the “Suitability Standards” section of the prospectus.)
See the "Risk Factors" section of this presentation and in the prospectus for additional information about the REIT's distributions, Distribution Reinvestment Plan and
Amended and Restated Redemption Plan.
1 There is no assurance these objectives will be met.
2 For the year ended December 31, 2012, distributions were 100% funded by offering proceeds as total distributions paid were not covered by either cash flow from operations or funds from operations; and as of the nine months ended September 30, 2013, approximately 65% of distributions were funded by offering proceeds and total distributions paid were 35% covered by cash flow from operations. The interest of later investors in our common stock will be diluted as a result of our stock distribution policy.
3 The redemption price shall not exceed the lesser of the current public offering price and the purchase price per share paid by the stockholder. Non-traded REITs are illiquid. There are significant restrictions and limitations on your ability to have all or any portion of your shares redeemed.

Questions & Answers

Investors
To obtain additional information about CNL Healthcare
Properties, please consult your Financial Advisor. Or you
may visit www.CNLHealthcareProperties.com.
Financial Professionals
For more information about CNL Healthcare Properties,
please contact our managing dealer, CNL Securities,
Member FINRA/SIPC at 866-650-0650 or visit
www.CNLSecurities.com.
For More Information
This is not an offer. Securities can be offered only by prospectus. Dissemination to prospective or current investors is prohibited. Broker/Dealers are reminded that  all communications, including this presentation, sent or delivered to any person must be accompanied or preceded by a prospectus in accordance with the Securities Act of 1933,
as amended.   Investments in non-traded real estate investment trusts (REITs) are subject to significant risks. These risks include limited operating histories, reliance on the advisors, conflicts of interests, use of leverage, payment of substantial fees to the advisors and their affiliates, illiquidity and liquidations at less than the original amounts invested. Investing in these products may not be suitable for all investors. Investors should consult a financial professional to determine whether risks associated with an investment in the shares are compatible with their investment objectives.
© 2013 CNL Healthcare Corp. All Rights Reserved. CNL
®
and the Squares Within Squares design trademarks are used under license from CNL Intellectual Properties, Inc.
Built on Experience is a trademark used under license from  Ameriprise Financial, Inc.

CHP-1213-XXXXXX

CHP Valuation Webinar Script

December 16, 2013

Moderator Name:

Moderator

Welcome to the CNL Healthcare Properties valuation conference call. On the call today will be Steve Mauldin, President and Chief Executive Officer, Joe Johnson, Senior Vice President and Chief Financial Officer and John Starr, Senior Vice President and Chief Portfolio Management Officer. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The Company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments.

As with any investment, investing in CNL Healthcare Properties is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information about is available in filings with the SEC, which also may be accessed through the Company’s website at www.cnlhealthcareproperties.com. Each listener is encouraged to review those filings together with all other information provided therein.

We will conduct a question and answer session at the end, and instructions will be provided at that time. I will now turn the call over to Steve.

Overview (Steve)

Good morning/afternoon and thank you for joining us today. CNL Healthcare Properties (or “CHP”) is a real estate investment trust that is focused on owning senior housing communities, medical office buildings and other post-acute and acute care healthcare facilities. Our senior housing focus is principally on assisted living, including assisted living with memory care services, and independent living communities. Senior housing is virtually all privately paid for, with very little or no reliance on government payor sources. Medical office buildings include physicians’ practices as well as diagnostic, treatment and other healthcare delivery providers. We typically invest in medical office properties that are on or near a hospital campus, or part of a defined healthcare system’s hub-and-spoke network, the vast majority of which are anchored or affiliated with high-quality hospital tenants. Post-acute care includes assets such as skilled-nursing facilities and inpatient rehabilitation centers and acute care includes specialty hospitals and other specialty medical facilities.

As of today, CHP has invested in a total of 60 assets, found in 24 states. Of these, 38 are senior housing communities, two of which are currently under development and one is a parcel of land held for development. We own 15 medical office buildings, five post-acute care skilled-nursing facilities and one acute care specialty hospital. We have also made one senior loan for the development and construction of a stand-alone emergency department and imaging facility that carries a long-term lease with one of the nation’s largest hospital chains. Six of our properties are held through majority owned unconsolidated partnerships.

We commenced our first stock offering in June of 2011 and officially commenced operations at the beginning of October 2011 after receiving the required minimum investment to break escrow. Our first estimated net asset valuation exercise for the REIT was performed as of September 30, 2013, which represents the two year anniversary of beginning operations. As of September 30, 2013, we had raised $470 million from our stock offering and made investments of over $600 million in senior housing and healthcare-related real estate.

Estimated NAV (Steve)

We estimated our net asset value per share consistent with the valuation guidelines established by the Investment Program Association (or “IPA”) which were published in early 2013. Our Board of Directors led by our Audit Committee, which is comprised of our three independent Directors, engaged CBRE Capital Advisors, Inc. (or “CBRE”), an independent investment banking firm as our valuation expert. CBRE commissioned MAI-certified appraisals for each property from the CBRE Appraisal Group. The estimated value for real estate assets was determined utilizing a discounted cash flow approach and was tested for reasonableness using a direct capitalization and a sales comparison approach. Importantly, the valuation did not include any enterprise or portfolio premium.

The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we could obtain in the market today, and the values of other assets and liabilities such as cash, prepaid assets and accounts payable were based on the book values derived from our Form 10-Q for the nine months ended September 30, 2013. I would now like to turn the call over to John Starr, our Chief Portfolio Management Officer to discuss the valuation methodology in more detail.

Methodology for Real Estate (John)

To estimate the value of our real estate assets, which is by far the most significant component of the overall net asset value, our properties were split into three categories: (i) wholly owned properties, (ii) partially-owned joint venture properties and (iii) land held for development.

Wholly owned properties were valued based on cash flow projections and an unlevered 10-year discounted cash flow analysis from the MAI appraisals on a property-by-property basis. For properties with third-party leases, the valuations represent the leased-fee value based on rents we expect to receive. The terminal values in the discounted cash flow analyses were estimated by dividing the forward year’s net operating income by the estimated terminal capitalization rates sourced from MAI appraisals. Terminal cap. rates vary by location, asset age and quality and the supply and demand dynamics for each market. A valuation range was calculated by varying the discount rates and terminal cap rates by 2.5% in either direction to achieve a 5% total range. Where applicable for non-stabilized properties and properties under development, adjustments were made for lease-up discounts and costs-to-complete.

For joint venture properties, the values were estimated by discounting the levered free cash flows for the ventures after debt service and capex in order to capture the specific JV promote and cash flow waterfall structures for each asset in order to properly reflect our economic interests in each asset. The JV promotes relate to our preferred returns of cash distributions and capital event proceeds that we are entitled to for one of our joint ventures that owns five properties. As with the wholly owned properties, we relied on cash flow projections and terminal cap rates from the MAI appraisals. Similarly, terminal cap rates varied by location and market and a 5% range was developed by adjusting the discount rates and terminal cap rates up and down by 2.5%.

Vacant land held for development was valued based on a market comparable approach. I would now like to turn the call over to Joe Johnson, CHP’s CFO, to summarize our valuation work and describe other administrative matters.

Valuation Summary (Joe)

The resulting valuation range for the net asset value of the company on a per share basis was $8.87 to $9.66 per share. For wholly owned real estate the discount rates ranged from 7.9% to 9.7% for all assets, with the lower end of the range generally attributable to our medical office buildings and the higher end of the range stemming from our post-acute and acute care properties. Terminal cap rates ranged from 7.1% to 8.7% for wholly owned properties—again with MOB’s at the lower end and post-acute and acute care assets at the higher end of the range.

Using this range, our Board of Directors, based on the recommendation from Audit Committee, estimated our net asset value to be approximately $438 million. Broken down by major assets and liabilities, this includes approximately $647 million in real estate value and $76 million in cash and other assets; offset by approximately $270 million in debt and $15 million in accounts payable and other liabilities.

Dividing our total net asset value by approximately 48 million shares our standing as of September 30, 2013 results in a net asset value per share of $9.13.

Repricing of Shares (Joe)

Based on the estimated net asset value per share of $9.13 we are increasing the offering price of our shares under our stock offering to $10.14, which represents the net asset value grossed-up for commissions and marketing support fees. The price of shares under our distribution reinvestment plan will now be $9.64, which represents approximately a 5% discount to the new offering price.

Going forward, our redemption plan will now redeem shares at the prevailing net asset value per share, subject to limitations based on the lesser of the then-current offering price and the price that the redeeming shareholder paid for the shares being redeemed.

Increase in Distributions (Joe)

Effective with the first quarter of 2014, we are increasing the amount of our distributions to maintain an unchanged 4% cash and 3% stock dividend for a total of 7%, based on our new offering price. Of note, this will result in a slightly higher yield for existing shareholders that purchased shares at $10.00. As we have previously stated in our filings, it is the intention of our Board of Directors over time to increase the proportion of the dividend paid in cash and reduce the proportion paid in stock, while striving to maintain the same total yield as our portfolio and its cash flows continue to grow.

Operational Summary & Timing (Joe)

The re-pricing of our offering occurred as of December 11, 2013 at 3:00PM central standard time, which is the cutoff of business for our transfer agent. All subscriptions that were received in good order prior to this time will be processed at the previous $10.00 price and anything received after this time will be processed at our new price.

While we think this is all positive news, we are going to accept rescissions until December 26, 2013 at 3pm central standard time in the event investors desire to unwind their previously submitted investment.

The distribution increase will take effect as of January 1st, 2014.

Looking Ahead (Joe)

As we look ahead we are working diligently to close on our current investment pipeline of senior housing and medical office buildings. After closing our currently in process acquisitions, our portfolio will be significantly weighted toward senior housing. In 2014 it is our intent to pursue new investment opportunities with a focus on medical office and post-acute care facilities to help us re-balance to our targeted portfolio diversification goals, which we believe will help us maximize our REIT’s valuation over the long term.

We intend to file this presentation on our website at www.cnlhealthcareproperties.com if you would like to refer back to it. We also invite you to view our Form 8-K filed on December 11, 2013, which has additional details about our estimated net asset value and our valuation process.

Q&A

Now I will turn it back over to [moderator name] to take questions from the audience.